Exhibit 99.1

Destination XL Group, Inc. Reports Fiscal 2018 Fourth-Quarter and Full Year Financial Results

Fourth Quarter Comparable Sales up 3.1%; Full-Year Comparable Sales Up 3.0%

CANTON, Mass., March 22, 2019 – Destination XL Group, Inc. (NASDAQ: DXLG), Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big & tall men’s apparel in the United States, today reported financial results for the fourth quarter and fiscal year 2018.

Highlights

•

Total sales for the 13-week fourth quarter of $131.2 million as compared to the 14-week fourth quarter in the prior year of $135.5 million; total sales for the 52-week year of $473.8 million as compared to the total sales of $468.0 million for the 53-week prior year.

•	Total comparable sales (on a 52-week basis) increased 3.1% for the fourth quarter and 3.0% for the year.
•	Net loss for the quarter was $(7.2) million as compared to prior-year quarter’s net loss of $(3.3) million; net loss for the year was $(13.5) million as compared to $(18.8) million in the prior year.
•

Adjusted net loss for the quarter was $(0.6) million as compared to an adjusted net loss of $(2.7) million in the prior-year quarter; adjusted net loss for the year was $(3.5) million as compared to $(12.8) million in the prior year.

•

On a non-GAAP basis, adjusted EBITDA for the quarter was $6.8 million as compared to $5.0 million in the prior-year quarter; adjusted EBITDA for the year was $27.4 million as compared to $17.1 million in the prior year.

Management Comments

“We are pleased to report our fifth consecutive quarter of positive comparable sales growth with a fourth quarter increase of 3.1%,” said Acting Chief Executive Officer, David Levin.  “Sales performance both in-store and online was consistent throughout the quarter.”

Levin continued, “Fiscal 2018 was a pivotal year for our Company and we believe our core business is well positioned for continued growth in fiscal 2019.  We completed a customer segmentation study that has provided better insights to focus our marketing strategies.  We launched a new website that is faster, more responsive, and easier to navigate.  We initiated a corporate reorganization that has lowered our SG&A expense, and we refinanced our credit facility with an extension through the middle of 2023. ”

“The fourth quarter also marked a major strategic shift at our Company as we officially launched a wholesale division.  DXL is the industry expert in men’s big and tall apparel.  Wholesale allows us to leverage that expertise and offer a turn-key solution to other retailers who cater to the big and tall customer.”

“Finally, we are very excited to have recruited Harvey Kanter, the former CEO of Blue Nile, to serve as our new CEO.  Harvey joined the Company as an advisor on February 19, 2019, and will take over as CEO and join the Board as a director on April 1, 2019.  Harvey has a distinguished track record of developing consumer-centric brands and growing their revenue and profitability.  Our management team has already begun to engage with Harvey as we begin charting the next phase of DXL growth.” Levin concluded.

Fourth-Quarter and Fiscal 2018 Results

The Company’s 2018 fiscal year included 52 weeks, compared with 53 weeks in fiscal 2017. Accordingly, year-over-year comparisons of total sales for the fourth quarter and full year are affected by an extra week of sales in fiscal 2017. However, for comparable sales, the Company is reporting on a comparable-week basis (i.e., the 13 and 52 weeks ended February 2, 2019 compared with the 13 and 52 weeks ended February 3, 2018, respectively).

Sales

For the 13-week fourth quarter of fiscal 2018, total sales decreased 3.2% to $131.2 million from $135.5 million for the 14-week fourth quarter of fiscal 2017. Comparable sales for the fourth quarter increased by 3.1%. The decrease of $4.3 million in total sales was due to the shift in comparable weeks and one less week of sales of $8.4 million and closed stores of $2.1 million, partially offset by an increase in comparable sales of or $3.8 million, an increase in wholesale revenue of $2.0 million and an increase in non-comparable sales and other revenue of $0.4 million.

For fiscal 2018, total sales increased 1.2% to $473.8 million from $468.0 million in fiscal 2017. Comparable sales for the full year increased by 3.0%. The increase in sales of $5.8 million was driven by an increase in comparable sales of $13.3 million, an increase in non-comparable sales of $6.6 million and wholesale revenue of $2.4 million. These increases were partially offset by the shift in comparable weeks and one less week of sales of $6.3 million, closed stores of $8.6 million and other revenue of $1.6 million.

Gross Margin

For the fourth quarter of fiscal 2018, gross margin, inclusive of occupancy costs, was 43.5%, compared with gross margin of 45.0% for the fourth quarter of fiscal 2017. The decrease of 150 basis points was the result of a decrease in merchandise margin of 160 basis points, partially offset by a decrease in occupancy costs as a percentage of total sales of 10 basis points.  The decrease in merchandise margin was primarily due to a shift in revenues from core private label to fashion and branded merchandise and the impact of our wholesale segment, which by its nature has lower merchandise margins than our retail business. On a dollar basis, occupancy costs for the fourth quarter decreased approximately 3.8% as compared to the prior-year’s fourth quarter.

For the fiscal year, gross margin, inclusive of occupancy costs, was 44.6%, compared to 45.0% for fiscal 2017.  The decrease of 40 basis points was due to a decrease in merchandise margin of 80 basis points, partially offset by a decrease in occupancy costs as a percentage of sales of 40 basis points.  The decrease in merchandise margin was similarly due to a shift in revenues toward fashion and branded merchandise and our wholesale segment.  On a dollar basis, occupancy costs for the full year decreased 1.4% as compared to fiscal 2017.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2018 were 38.3%, compared with 41.3% of sales in the fourth quarter of fiscal 2017. On a dollar basis, SG&A expense decreased $5.8 million, compared to the prior year fourth quarter, primarily due to a $3.0 million decrease in marketing costs, savings from the corporate restructuring of approximately $1.8 million and approximately $2.5 million of expenses in the prior year for the additional 53rd week. These savings were partially offset by increases in incentive accruals and IT operating costs.

For fiscal 2018, SG&A expenses were 38.8% of sales, compared to 41.3% in fiscal 2017.  On a dollar basis, SG&A expense decreased $9.4 million, primarily due to savings from the corporate restructuring of $6.0 million, a decrease in marketing costs of $5.1 million and one less week of expenses of $2.5 million.  These decreases were partially offset by an increase in incentive accruals and IT operating costs.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 23.8% of sales in the fourth quarter of fiscal 2018, compared to 26.5% of sales in the fourth quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 14.5% of sales in the fourth quarter of fiscal 2018, compared to 14.8% of sales in the fourth quarter of last year.  For fiscal 2018, Customer Facing costs were 23.2%, compared to 24.7% for fiscal 2017.  Corporate Support Costs for fiscal 2018 were 15.6%, compared to 16.6% for fiscal 2017.

Corporate Restructuring

In May 2018, the Company executed a corporate restructuring to accelerate the Company's path to profitability by better aligning its expense structure with its revenues.  We eliminated 56 positions, which represented approximately 15% of our corporate work force, or 2% of our total work force.  Of the 56 positions, 36 positions were terminations and 20 positions were open positions that were not filled.  As a result, we incurred an aggregate charge of $1.9 million in fiscal 2018, for employee severance and one-time termination benefits, as well as other employee-related costs. Approximately $1.6 million of the $1.9 million restructuring charge were cash expenditures.

As a result of this restructuring, we realized savings of $6.0 million in SG&A expenses in fiscal 2018.  The savings primarily related to corporate payroll, travel, benefits and non-essential project expenses, and are expected to be approximately $10.0 million on an annualized basis.  The Company will continue to address its SG&A cost structure to improve its EBITDA margins and overall profitability.

CEO Search and Transition Costs

We announced in March 2018 that Mr. Levin planned to retire on December 31, 2018.  Pursuant to the terms of the Transition Agreement between the Company and Mr. Levin dated March 20, 2018, as amended (the “Transition Agreement”), Mr. Levin resigned as President, Chief Executive Officer and director of the Company on January 1, 2019, and assumed the role of Acting CEO.  On April 1, 2019, Mr.

Levin will resign as Acting CEO, and Mr. Kanter will become the Company’s President, Chief Executive Officer and a director of the Company.

In connection with this transition, we incurred an aggregate charge of $2.4 million in fiscal 2018 related to expenses incurred pursuant to the Transition Agreement and the CEO search.   The Company expects to incur additional charges of approximately $1.7 million for CEO transition costs in fiscal 2019, related primarily to potential incentive awards payable pursuant to the Transition Agreement.

Impairment of Assets

For the fourth quarter and fiscal year 2018, we recorded asset impairment charges of $4.6 million.  These charges consisted of $3.1 million for impairment of store assets, where the carrying value exceeded fair value and $1.5 million for the write-off of our Rochester trademark.

We expect to close our five remaining Rochester Clothing stores in fiscal 2019.  The growth in our DXL brand has slowly eroded the sales volume and profitability in our remaining Rochester stores, which are predominately located in high-rent, metropolitan areas.  Most of our Rochester merchandise assortment will continue to be available on dxl.com, and many Rochester brands can be found in DXL stores.  With the exception of London, all of our Rochester stores are located in close proximity to one or more DXL stores.

In the fourth quarter of 2017, we recorded asset impairment charges of $2.4 million, which consisted of $0.5 million for the impairment of long-lived assets, related to stores where the carrying value exceeded fair value, and $1.9 million for the write-off of certain costs associated with technology projects, which were abandoned in fiscal 2017.  For fiscal 2017, impairment charges totaled $4.1 million, which consisted of $2.2 million for the impairment of store assets and $1.9 million for the write-off of technology projects.

Income Taxes

There was no significant income tax benefit recognized in fiscal 2018 or fiscal 2017 due to the full valuation allowance against our deferred tax assets. For fiscal 2017, we recognized an income tax benefit of $2.1 million related to the recognition of the majority of our AMT credit, which became refundable under the 2017 Tax Act.  The income tax benefit for fiscal 2018 of $0.2 million is primarily related to the recognition of the remaining AMT credit not recognized in fiscal 2017.

Net Loss

Net loss for the fourth quarter of fiscal 2018 was $(7.2) million, or $(0.15) per diluted share, compared to a net loss of $(3.3) million, or $(0.07) per diluted share, for the fourth quarter of fiscal 2017.

Included in our results for the fourth quarter of fiscal 2018 was a charge of $1.8 million, or $(0.04) per diluted share for the CEO transition costs and asset impairment charges of $4.6 million, or $(0.09) per diluted share.  The fourth quarter of the prior year benefited from the 53rd week, which contributed $1.6 million, or $0.03 per diluted share, and an income tax benefit related to the recognition of an AMT tax credit of $2.1 million, or $0.04 per diluted share, partially offset by an asset impairment charge of $2.4 million, or $(0.05) per diluted share.

The net loss for fiscal 2018 was $(13.5) million, or $(0.28) per diluted share, compared with a net loss of $(18.8) million, or $(0.39) per diluted share, in fiscal 2017.

On a non-GAAP basis, before impairment charges, corporate restructuring, CEO transition costs and assuming a normalized tax rate of 26%, adjusted net loss for the fourth quarter of fiscal 2018 was $(0.01) per diluted share, compared to a net loss of $(0.05) per diluted share for the fourth quarter of fiscal 2017. For fiscal 2018, the adjusted net loss was $(0.07) per diluted share, compared to $(0.26) per diluted share for fiscal 2017.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for asset impairments, corporate restructuring and CEO transition costs (adjusted EBITDA), a non-GAAP measure, for the fourth quarter of fiscal 2018 were $6.8 million, compared to $5.0 million for the fourth quarter of fiscal 2017.  For fiscal 2018, adjusted EBITDA was $27.4 million, compared to $17.1 million for fiscal 2017.

Cash Flow

Cash Flow provided by operations for fiscal 2018 was $15.7 million, compared to $31.0 million in fiscal 2017. Capital expenditures for fiscal 2018 were $13.0 million as compared to $22.6 million for fiscal 2017. Free cash flow, a non-GAAP measure, decreased $5.6 million, from $8.4 million in 2017 to $2.8 million in 2018.  The decrease in free cash flow was primarily due to prior year inventory reduction initiatives of $14.1 million that have now annualized, and an inventory increase in the current year for our wholesale segment. The addition of our wholesale segment will create a temporary shift in free cash flow due to the nature of inventory lead times and wholesale account payment terms.  For fiscal 2018, our free cash flow was negatively impacted by approximately $5.0 million related to an increase in inventory and accounts receivable for our wholesale segment.  These decreases were partially offset by improved earnings and a decrease in capital expenditures. Capital expenditures for fiscal 2018 included the purchase of the dxl.com domain name for $1.2 million.

	For the fiscal year ended
(in millions)	February 2, 2019	February 3, 2018
Cash flow from operating activities (GAAP basis)	$15.7	$31.0
Capital expenditures, infrastructure projects	(10.8)	(9.7)
Free Cash Flow before DXL capital expenditures (non-GAAP)	$5.0	$21.3
Capital expenditures for DXL stores and the acquisition of the DXL domain name	(2.2)	(12.9)
Free Cash Flow (non-GAAP basis)	$2.8	$8.4

Non-GAAP Measures

Adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share, free cash flow before DXL capital expenditures and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At February 2, 2019, the Company had cash and cash equivalents of $4.9 million. Total debt at February 2, 2019, was $56.7 million, and consisted of $41.9 million outstanding under the Company’s credit facility and approximately $14.8 million outstanding under its term loan, net of unamortized debt issuance costs. At February 2, 2019, the Company had $45.6 million of excess availability under its credit facility.

Inventory was $106.8 million at February 2, 2019, compared to $103.3 million at February 3, 2018. The increase in inventory was due to the acceleration of receipts from February to January as well as increased inventory levels for our wholesale segment due to the longer lead times.

Store Information

For fiscal 2018, the Company opened 2 DXL retail stores and 1 DXL outlet, and rebranded 3 Casual Male XL stores to DXL retail stores.  The Company also closed 9 Casual Male XL retail stores, 3 Casual Male outlets stores and 1 DXL retail store:

	Year End 2016		Year End 2017		Year End 2018		Year End 2019E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	192	1,542	212	1,665	216	1,684	229	1,733
DXL outlets	13	66	14	72	15	78	16	82
CMXL retail	97	340	78	268	66	221	49	159
CMXL outlets	36	113	33	103	30	91	29	88
Rochester Clothing	5	51	5	51	5	51	-	-
Total	343	2,112	342	2,159	332	2,125	323	2,062

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct sales increased to 24.4% of retail segment sales for the fourth quarter of fiscal 2018, compared to 23.1% for the fourth quarter of fiscal 2017.  For fiscal 2018, our direct sales represented 21.6% of retail segment sales as compared to 21.0% for fiscal 2017.

Impact of New Lease Accounting Standard

The Company will be adopting a new lease accounting standard, ASC 842 (Leases) in the first quarter of fiscal 2019. While our analysis is not fully complete, we expect the most significant impact, as a result of this adoption, will be the recognition of leases as right-of-use assets of approximately $217 million and corresponding lease liabilities of approximately $255 million on our Consolidated Balance Sheet.  The

$38 million difference between the right-of-use assets and lease liabilities upon adoption of the new lease standard will be primarily attributable to the elimination of certain existing lease-related assets and liabilities as a net adjustment to the right-of-use assets. While we do not expect the adoption of this new lease accounting standard to have a material impact on earnings for fiscal 2019, we do expect to recognize in the first quarter of fiscal 2019 an adjustment to opening retained earnings to recognize the remaining deferred gain of $10.3 million from a sale-leaseback transaction of our corporate headquarters and distribution center that was completed on January 31, 2006.

Financial Outlook

Our core business remains strong, and we expect to deliver low single-digit comparable sales growth in our omni-channel retail business and to generate free cash flow in fiscal 2019. The Company will continue to provide forward-looking commentary on business trends. As previously announced in mid-February, Mr. Kanter will assume the role of President and Chief Executive Officer of the Company as of April 1, 2019. Upon joining the Company, Mr. Kanter will conduct a strategic review to assess and address the current and go-forward execution strategy for the business. The Company and Mr. Kanter continue to believe that (i) increasing our customer base, (ii) improving returns on investment in our marketing and digital initiatives, (iii) enhancing our in-store and online experience, and (iv) managing our cost structure are essential to achieving a 10% EBITDA margin over time. Additionally, as previously announced, the Company has created a new wholesale segment, the impact of which on the Company’s financial results needs to be fully assessed. Given the CEO transition, the strategic review and the launch of a new wholesale segment, the Company is not providing detailed earnings or cash flow guidance until we have increased visibility in the effectiveness of our initiatives.

In fiscal 2019, we plan to open 2 new DXL retail stores, rebrand 12 Casual Male XL retail stores to DXL retail stores, and rebrand 1 Casual Male XL outlet to a DXL outlet store.  We also plan to close 5 Casual Male XL retail stores (two of which will be closed in connection with the opening of the two DXL stores), 1 DXL store and our 5 remaining Rochester Clothing stores.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, March 22, 2019 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 4166989. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow before DXL expenditures and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization, adjusted to exclude asset impairment charges, corporate restructuring and CEO transition costs) are useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increased levels of depreciation and interest, management uses adjusted EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges related to the impairment of assets, our corporate restructuring and CEO transition costs because it provides comparability of results without these non-cash charges.  Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. The Company has stated that it expects to fund its ongoing DXL capital expenditures with cash flow from operations. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the DXL store growth and other capital projects. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s apparel in sizes XL and up, with operations throughout the United States as well as in London, England, and Toronto, Canada. In addition to DXL Men’s Apparel retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operates Rochester Clothing stores, Casual Male XL retail and outlet stores, and an e-commerce site at www.dxl.com.  With more than 2,000 private label and name brand styles to choose from, big & tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s store counts, cash flow and comparable sales growth for fiscal 2019; its objective of achieving a 10% EBITDA margin over time; the impact of its corporate restructuring on future profitability and expected annualized savings from the corporate restructuring; and continued growth of its core business in fiscal 2019. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2018, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended		For the fiscal year ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Sales	$131,150	$135,522	$473,756	$467,976
Cost of goods sold including occupancy	74,134	74,483	262,467	257,619
Gross profit	57,016	61,039	211,289	210,357

Expenses:
Selling, general and administrative	50,236	56,026	183,868	193,230
CEO transition and restructuring costs	1,856	—	4,308	—
Impairment of assets	4,579	2,377	4,579	4,095
Depreciation and amortization	6,786	7,736	28,653	31,073
Total expenses	63,457	66,139	221,408	228,398

Operating loss	(6,441)	(5,100)	(10,119)	(18,041)

Interest expense, net	(820)	(860)	(3,462)	(3,357)

Loss before benefit for income taxes	(7,261)	(5,960)	(13,581)	(21,398)

Benefit for income taxes	(31)	(2,636)	(50)	(2,572)

Net loss	$(7,230)	$(3,324)	$(13,531)	$(18,826)

Net loss per share - basic and diluted	$(0.15)	$(0.07)	$(0.28)	$(0.39)

Weighted-average number of common shares outstanding:
Basic	49,451	48,666	49,163	48,888
Diluted	49,451	48,666	49,163	48,888

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
February 2, 2019 and February 3, 2018
(In thousands)

	February 2,	February 3,
	2019	2018

ASSETS

Cash and cash equivalents	$4,868	$5,362
Inventories	106,837	103,332
Other current assets	15,955	12,973
Property and equipment, net	92,525	111,032
Intangible assets	1,150	1,821
Other assets	4,741	5,885
Total assets	$226,076	$240,405

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$34,418	$33,987
Accrued expenses and other liabilities	66,095	65,263
Long-term debt	14,757	12,061
Borrowings under credit facility	41,908	47,385
Deferred gain on sale-leaseback	10,258	11,723
Stockholders' equity	58,640	69,986
Total liabilities and stockholders' equity	$226,076	$240,405

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

	For the three months ended				For the fiscal year ended
	February 2, 2019		February 3, 2018		February 2, 2019		February 3, 2018
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Loss before tax provision, on a GAAP basis	$(7,261)		$(5,960)		$(13,581)		$(21,398)
Benefit for income taxes	(31)		(2,636)		(50)		(2,572)
Net loss, on a GAAP basis	$(7,230)	$(0.15)	$(3,324)	$(0.07)	$(13,531)	$(0.28)	$(18,826)	$(0.39)

Add back:
Impairment of assets	$4,579	$0.09	$2,377	$0.05	$4,579	$0.09	$4,095	$0.08
CEO transition costs	1,843	$0.04	—	—	2,404	$0.05	—	—
Restructuring costs	13	$0.00	—	—	1,904	$0.04	—	—
Actual benefit for income taxes	(31)	$(0.00)	(2,636)	$(0.05)	(50)	$(0.00)	(2,572)	$(0.05)
Adjusted loss before income taxes	$(826)	$(0.02)	$(3,583)	$(0.07)	$(4,694)	$(0.10)	$(17,303)	$(0.35)
Income tax benefit, assuming normalized tax rate of 26%, with no AMT benefit in 2017 or 2018	$(215)	$(0.00)	$(932)	$(0.02)	$(1,220)	$(0.02)	$(4,499)	$(0.09)
Adjusted net loss, non-GAAP basis	$(611)	$(0.01)	$(2,651)	$(0.05)	$(3,474)	$(0.07)	$(12,804)	$(0.26)

Weighted average number of common shares outstanding:
on a diluted basis	49,451		48,666		49,163		48,888

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended		For the fiscal year ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
(in millions)
Net loss, on a GAAP basis	$(7.2)	$(3.3)	$(13.5)	$(18.8)
Add back:
Benefit for income taxes	(0.0)	(2.6)	(0.1)	(2.6)
Interest expense	0.8	0.9	3.5	3.4
Depreciation and amortization	6.8	7.7	28.7	31.1
EBITDA (non-GAAP)	0.3	2.6	18.5	13.0
Add back: CEO transition costs	1.8	-	2.4	-
Add back: Restructuring costs	-	-	1.9	-
Add back: Impairment charges	4.6	2.4	4.6	4.1
Adjusted EBITDA (non-GAAP)	$6.8	$5.0	$27.4	$17.1

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the fiscal year ended
(in millions)	February 2, 2019	February 3, 2018
Cash flow from operating activities (GAAP basis)	$15.7	$31.0
Capital expenditures, infrastructure projects	(10.8)	(9.7)
Free Cash Flow before DXL capital expenditures (non-GAAP)	$5.0	$21.3
Capital expenditures for DXL stores and the acquisition of the DXL domain name	(2.2)	(12.9)
Free Cash Flow (non-GAAP basis)	$2.8	$8.4